UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 7, 2005

Neose Technologies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-27718	13-3549286
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

102 Witmer Road, Horsham, Pennsylvania		19044
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	215-315-9000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 7, 2005 the Board of Directors of Neose Technologies, Inc. (the "Company") elected George J. Vergis, Ph.D. to the position of president and chief operating officer of the Company. Prior to Dr. Vergis's appointment, the position of president was held by C. Boyd Clarke. Mr. Clarke will remain the chairman and chief executive officer of the Company.

Dr. Vergis joined the Company as vice president, business and commercial development in July 2001 and most recently served as executive vice president, commercial and clinical development. From 1996 to 2001, Dr. Vergis served as vice president, new product development and commercialization at Knoll Pharmaceutical Company, a division of BASF Pharma, responsible for the commercial planning, product development, and marketing for the cardiovascular, immunology, and critical care franchises. Prior to BASF, Dr. Vergis held a variety of clinical and medical marketing positions at Wyeth-Ayerst Laboratories and Warner Lambert Parke Davis. Dr. Vergis received his B.A. in biology and history from Princeton University, his Ph.D. in physiology from the Pennsylvania State University and an M.B.A. from Columbia University.

Dr. Vergis's employment will continue to be governed by the change of control agreement by and between Dr. Vergis and the Company dated October 11, 2002 (the "Agreement"). Upon the termination of Dr. Vergis's employment, in exchange for Dr. Vergis releasing the Company from certain claims and his compliance with certain restrictive covenants, the Agreement provides for the following benefits:

• In the event that Dr. Vergis is involuntarily terminated without cause (as defined in the Agreement) or due to death or disability, Dr. Vergis would receive a cash payment equal to six months of base salary. In addition, the Company would arrange for outplacement services for Dr. Vergis and provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for six months, at a monthly cost to him equal to the monthly cost of such coverage, if any, immediately prior to such termination. If our obligations result from Dr. Vergis's termination as a result of death or disability, the cash payment described above would be offset by the amount of any payments paid under any life insurance or disability benefits funded by the Company.

• In the event that Dr. Vergis is involuntarily terminated without cause or resigns for good reason (each as defined in the Agreement) within 12 months following certain changes of control of Neose or a sale of all or substantially all of our assets in a complete liquidation or dissolution, Dr. Vergis would receive a cash payment equal to one year of base salary and his target annual bonus for the calendar year in which the termination occurs. The Company would also arrange for outplacement services for Dr. Vergis and provide medical benefits to him (and his spouse and dependents, if they were covered immediately prior to such termination) for 12 months, at a cost to him equal to the monthly cost of such coverage, if any immediately prior to such termination. Additionally, all outstanding options then held by Dr. Vergis would immediately vest and remain exercisable for 12 months following termination.

• In the event that payments to Dr. Vergis under the Agreement would result in the imposition of a parachute excise tax under Internal Revenue Code Section 4999, Dr. Vergis would be entitled to receive an additional "gross-up" payment to insulate him from the effect of that tax.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neose Technologies, Inc.

October 10, 2005	By:	C. Boyd Clarke

Name: C. Boyd Clarke
Title: Chairman and Chief Executive Officer